                               ASSET PURCHASE AGREEMENT


    ASSET PURCHASE AGREEMENT dated as of December 27, 1996 by and between VICTORY ACQUISITION GROUP L.L.C. a Delaware limited liability company ("Buyer"). VICTORY REFRIGERATION COMPANY, a Delaware corporation ("Seller"), and MIDDLEBY MARSHALL INC., a Delaware corporation ("Middleby").

    This Agreement sets forth the terms and conditions upon which Seller will sell and convey to Buyer and Buyer will purchase from Seller, all of the assets of Seller and assume certain of the liabilities of Seller as hereinafter set forth.

    In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                      ARTICLE I

                             PURCHASE AND SALE OF ASSETS
                            AND ASSUMPTION OF LIABILITIES

    1.01 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), Seller shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller all of the Assets (the "Acquisition"). The Assets shall be transferred free and clear of all security interests, liens, pledges, liabilities, charges and encumbrances of every nature and description, except for the Assumed Liabilities (as hereinafter defined).

    The term "Assets" means all of the properties, assets, interests and rights, real or personal, tangible or intangible, whether or not reflected on the books or records of Seller or the balance sheet of Seller as of the Closing Date (the "Closing Balance Sheet"), owned by Seller or used or held for use in connection with Seller's business (the "Business"), including any business prior to the date hereof or currently conducted or located at the headquarters of Seller at 110 Woodcrest Road, Cherry Hill, New Jersey 08003 (the "Headquarters"), and including, without limitation, all of the right, title and interest of Seller to all assets reflected on the Closing Balance Sheet and in the following:

         (i) all interests related to the lease of the Headquarters, including all amendments and modifications thereto, a copy of which is set forth as Exhibit A hereto (the "Lease"), together with Seller's right, title and interest in all buildings, improvements, fixtures and other appurtenances thereto;

         (ii) all personal property, including without limitation, all machinery and equipment ("Machinery and Equipment") and furniture and fixtures ("Furniture and Fixtures"), and computer hardware and software owned or used by Seller or located at its Headquarters, including without limitation all personal property reflected on the unaudited balance sheet of Seller as at November 23, 1996 previously delivered by Seller to Buyer (the "Preliminary Balance Sheet"), other than personal property sold in the ordinary course of business in accordance with past practice and the Closing Balance Sheet;

         (iii) all raw materials, work in process and finished goods of Seller as of the Closing Date (as herein defined) including, without limitation, all inventory reflected on the Closing Balance Sheet and all raw materials, work in process and finished goods located at the Headquarters on the Closing Date ("Inventory");

         (iv) all accounts receivable of Seller on the Closing Date or reflected on the Closing Balance Sheet ("Closing A/R");

         (v) all rights of Seller under express or implied warranties from suppliers of Seller and all of Seller's other claims, causes of action, rights, entitlements and demands against third parties;

         (vi) all prepaid expenses of Seller on the Closing Date;

         (vii) subject to Seller's rights pursuant to Section 1.11 hereof, all right, title and interest of Seller in, to and under all contracts (including without limitation all supply and distribution agreements and joint venture agreements), leases, agreements, commitments, licenses, and all other legally binding arrangements ("Contracts"), whether oral or written, including without limitation all Contracts that are listed in the Disclosure Schedule (the "Disclosure Schedule") attached hereto and made a part hereof and to be delivered by Seller to Buyer on the date hereof and updated up to the Closing Date and all Contracts that are not required to be listed in the Disclosure Schedule pursuant to this Agreement;

         (viii) all books of account, general, financial, accounting and personnel records, files, invoices, correspondence, customer and supplier lists and other data owned or used by Seller prior to and on the Closing Date (the "Corporate Records");

         (ix) all rights of every nature and description under or arising out of all insurance policies, fidelity bonds, surety bonds, guaranties and third party indemnities of or for the benefit of Seller with respect to the Assets;

         (x) all intellectual property rights of Seller, including any copyrights, patents, inventions, processes, formulas, trade secrets, know-how, technology, technical information, trademarks, trade names, brand names, service marks and all other marks and names owned, licenses or used by Seller, and any symbols, logos or designs owned or used by Seller, including without limitation the names Victory and Victory Refrigeration Company and the logos set forth on Exhibit B hereto (the "Intellectual Property"); provided, that the foregoing shall not include any rights to the use of the name "Middleby," or any of Middleby's logos; provided, that Buyer shall have the right to use remaining Inventory, including packaging and supplies, that bears the name "Middleby" in conjunction with the name "Victory" for up to one year following the Closing date; provided, that with respect to the metal plates which are attached to products currently produced by Seller (which after the Closing Date will be produced by Buyer, which bear the name "Middleby." Buyer agrees to discontinue use of such metal plates as soon as practicable following the Closing Date;

         (xi) all licenses, approvals, and any other authorizations granted by any state or other authority (collectively, the "Authorizations").

    1.02 EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, the following assets of Seller shall not constitute Assets and shall not be transferred to Buyer at the Closing (the "Excluded Assets"):

         (i) except as otherwise set forth herein, all cash or cash equivalents of Seller;

         (ii) except as otherwise set forth herein, the stock books and minute books of Seller (the "Stockholder Records"); PROVIDED, HOWEVER, that Seller shall deliver to Buyer copies of all Stockholder Records promptly following the signing of this Agreement;

         (iii) any rights of Seller arising under this Agreement or under any other agreement between Seller and Buyer entered into on or after the date of this agreement;

         (iv) any inventory of Seller that is Excess (as hereinafter defined) or Obsolete (as hereinafter defined);

         (v) any rights to the use of the name "Middleby," or any of Middleby's logos;

         (vi) any rights to tax refunds;

         (vii) any receivables owed to seller by Middleby or its affiliates; and

         (viii) all rights against third parties relating to non-assumed liabilities.

    1.03 LIABILITIES. Buyer shall not assume any liabilities of Seller in connection with the sale pursuant to this Agreement, except for those liabilities specifically set forth in and as limited by Exhibit C hereto and/or reflected on the Closing Balance Sheet (the "Assumed Liabilities"). Exhibit C shall include a description of each Contract that Buyer has agreed to assume (the "Assumed Contracts"). At the Closing, Buyer shall assume and agree to pay, discharge and/or perform as an when due all of the Assumed Liabilities. Any and all liabilities incurred by Seller in connection with the Assets prior to the Closing Date (as hereinafter defined) which are not among the Assumed Liabilities shall remain the sole responsibility of and be paid by Seller.

    1.04 PRORATION OF CERTAIN CHARGES. In determining the value of any Balance Sheet Item (as hereinafter defined), particularly the Assumed Liabilities, for purposes of calculating the Purchase Price (as hereinafter defined) or any Purchase Price Adjustment (as hereinafter defined), the following items shall, at the times set forth below, be prorated retroactively effective as of midnight on the Closing Date, with all such items attributable to periods prior to 12:01 a.m. on the Closing Date being for the sole account of Seller and all such items attributable to periods after the Closing Date being for the sole account of
Buyer: (i) on the Closing Date, the rent, taxes, fees and deposits of Seller or applicable to the Assets, and (ii) as promptly as practicable following the Closing Date, but in any event no later than three (3) months thereafter, the water, sewer, gas, electricity, telephone and other utilities charges applicable to the Assets.

    1.05. PURCHASE PRICE. (a) Subject to the terms and conditions of this Agreement, the total purchase price for the Assets (the "Purchase Price") shall be equal to the Net Tangible Book Value as of the Closing Date. On the Closing Date, Buyer shall pay Seller an amount in cash equal to (i) the Purchase Price minus (ii) $1,000,000 (such $1,000,000, the "Escrow Fund"). On the Closing Date, Buyer shall pay the Escrow Fund into the Escrow Account pursuant to
Section 1.06 hereof. The term "Net Tangible Book Value" shall mean Closing A/R plus Inventory plus Machinery and Equipment plus Furniture and Fixtures plus Other Assets minus Assumed Liabilities (each of "Closing A/R", "Inventory", "Machinery and Equipment". "Furniture and Fixtures", "Other Assets", and "Assumed Liabilities" is referred to herein as a "Balance Sheet Item" and taken together, all of such items are referred to herein as the "Balance Sheet Items"). "Other Assets" shall mean those Assets listed and valued (in accordance with Section 1.05(b) hereof) on Section 1.05(b) of the Disclosure Schedule.

    (b)  For purposes of calculating the Purchase Price:

         (i) Closing A/R shall be valued at an amount equal to one hundred percent of face value on the Closing Date minus amounts deemed to be uncollectible by the controller of Seller minus amounts that have not arisen out of the ordinary course of business of Seller as determined by the controller of Seller.

         (ii) Inventory shall be valued at cost in accordance with generally accepted accounting principles consistently applied ("GAAP"). The value of the Inventory on the Closing Balance Sheet shall not include any raw materials, work in process or finished goods which are deemed to be Excess or Obsolete.
"Excess" shall mean items, stated in accordance with GAAP, which are not anticipated to be used in production within the twelve months following the Closing Date or twenty-four months for items which are specifically identified as inventory held to service products that have been sold prior to the Closing Date. "Obsolete" shall mean items which have been discontinued or which are used in the production of discontinued items or which are not currently being offered for sale at the same price or higher and on the same terms and conditions as they previously were offered to customers or which are of below-standard quality, including, without limitation, all raw materials, work in process or finished goods relating to Seller's product known as the Glass Door Merchandiser. The parties hereto agree that the amount of Inventory reflected therein (utilizing definitions of Excess and Obsolete Inventory noted above in this paragraph), shall be binding on the parties hereto and shall be used in preparing the Closing Balance Sheet, subject to (a) additions or deletions of Inventory from the date of the October Inventory to the Closing Date and (b) the determination of the amount of Excess and Obsolete Inventory, including any changes in the amounts of Obsolete or Excess Inventory from the date of the Preliminary Balance Sheet to the Closing Date.

         (iii) Machinery and Equipment shall be valued at the lower of depreciated cost or market value (based on a going concern value) in the aggregate.

         (iv) Furniture and Fixtures shall be valued at the lower of depreciated cost or market value (based on a going concern value) in the aggregate.

         (v) "Other Assets" shall be valued at the lower of depreciated cost or market value. Such assets shall not exceed $250,000 in the aggregate.

         (vi) "Assumed Liabilities" shall be valued at face amount.

         (vii) In the event that the parties hereto are not able to agree upon the market value of any Asset, they shall mutually select an appraiser to make such a determination and such appraiser's determination shall be binding upon the parties hereto.

    (c) The Purchase Price for the Assets shall be allocated as set forth in Exhibit D of the Disclosure Schedule, which the parties hereto agree will be prepared by Buyer on the Closing Date. Each of Buyer and Seller agrees to report the transactions consummated pursuant to this Agreement for tax reporting purposes in accordance with and based upon the allocation set forth in Exhibit D hereto, and shall comply with, and furnish information required by, Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and any Treasury regulations thereunder.

    1.06.     ESCROW FUND; PURCHASE PRICE ADJUSTMENT.  (a) On the Closing Date,
(i) Seller and Buyer shall set up an escrow account (the "Escrow Account"), appoint American National Bank and Trust Company of Chicago, as escrow agent (the "Escrow Agent") and execute and Escrow Agreement in the form set forth in Exhibit E hereto and (ii) Buyer shall pay the Escrow Fund into the Escrow Account.

    (b) The Purchase Price shall be subject to adjustment (the "Purchase Price Adjustment") after the Closing Date as set forth below:

         (i) Within 30 days following the Closing Date, Seller shall submit to Buyer in writing descriptions of any adjustments (the "Seller's Proposed Adjustments") that it believes should be made to the value of any of the Balance Sheet Items preliminarily agreed upon by the parties hereto on the Closing Date.

         (ii) Within 45 days after receipt of Seller's Proposed Adjustments
(the "Adjustment Period"), Buyer shall submit to Seller in writing descriptions of any adjustments (the "Buyer's Proposed Adjustments" and together with Seller's Proposed Adjustments, the "Proposed Adjustments") that it believes should be made to the value of any of the Balance Sheet Items preliminarily agreed upon by the parties hereto on the Closing Date. Any amounts remaining in the Escrow Account following the end of the Adjustment Period which exceed the aggregate amount of Buyer's Proposed Adjustments shall be promptly paid to Seller. Buyer and Seller agree to use best efforts to determine whether or to what extent the respective Proposed Adjustments are agreed upon by the parties hereto, appropriate adjustments shall be made to the Balance Sheet Items and Purchase Price and the parties hereto shall promptly instruct the Escrow Agent to pay to Buyer an amount equal to the non-disputed amount of Buyer's Proposed Adjustments, less any amount of Seller's Proposed Adjustments. to the extent that the parties hereto have not agreed upon any or all of the Proposed Adjustments within 30 days of the submission of Buyer's Proposed Adjustments to Seller, then the issues subject to the dispute shall be submitted to and determined in accordance with ("GAAP") by Arthur Andersen LLP or another independent accounting firm of national reputation mutually appointed by Buyer and Seller (the "Independent Accounting Firm"), which shall make the definitive determination. The fees, expenses and other costs of retaining the Independent Accounting Firm shall be paid by the part whose net Proposed Adjustments submitted to the Independent Accounting Firm are the furthest away in dollar terms from the Independent Accounting Firm's final determination (the "Non-Prevailing Party"). The decision of the Independent Accounting Firm shall have the legal effect of an arbitral award and shall be final, binding and conclusive on Seller and Buyer. After the Independent Accounting Firm has made its determination with respect to the Proposed Adjustments, the parties hereto shall promptly instruct the Escrow Agent to pay to Buyer any amounts payable to Buyer as determined by the Independent Accounting Firm.

         (iii) Once all Proposed Adjustments have been determined by agreement between the parties or by the Independent Accounting Firm as set forth above, and Buyer has been paid all amounts it is due to be paid pursuant to such Proposed Adjustments, then any amounts remaining in the Escrow Account, including any interest accrued thereon, shall be delivered to Seller; PROVIDED, that Buyer shall be entitled to receive the interest that has accrued on funds paid to Buyer out of the Escrow Fund. Buyer and Seller shall equally pay any fees and expenses of the Escrow Agent. In the event that Buyer is deemed to owe Seller any amounts as a result of the Proposed adjustments as set forth above, then Buyer shall promptly pay such amounts in cash to Seller.

    1.07. WARRANT AGREEMENT; LICENSE AGREEMENT. On the Closing Date Buyer and Seller shall execute (a) a Warrant Agreement in the form set forth as Exhibit F hereto (the "Warrant Agreement"), and (b) a License Agreement in the form set forth as Exhibit G hereto (the "License Agreement').

    1.08 CLOSING. (a) The Closing will take place at the offices of Richards & O'Neil; 885 Third Avenue; New York, New York 10022 on January 15, 1997 at 10:00 a.m., or if the conditions to Closing set forth in articles 6 and 7 have not been satisfied by such date, as soon as practicable after such conditions shall have been satisfied, or at such other time, date and place as the parties may mutually agree (the "Closing Date").

    (b)  At the Closing, Seller will deliver to Buyer:

         (i) a duly executed Bill of Sale in the form annexed hereto as Exhibit H, transferring title to the Assets (the "Bill of Sale");

         (ii) all documents of title necessary to transfer ownership of the Assets to Buyer;

         (iii) executed assignments of the Lease and the Assumed Contracts in term and substance reasonably satisfactory to Buyer;

         (iv) possession of the Lease, Assumed Contracts, Inventory, Furniture and Fixtures, Machinery and Equipment, Corporate Records and all other Assets, free and clear of all liens and encumbrances except for the Assumed Liabilities;

         (v) possession of all records necessary to substantiate the value of and to maximize Buyer's ability to collect on the Closing A/R;

         (vi) executed assignments of the Intellectual Property;

         (vii) all estoppel certificates, modifications, assignments and consents of landlords, licensors and third-party vendors;

         (viii) the release of any Uniform Commercial Code security interests and financing statements encumbering any of the Assets shall be delivered to Buyer from the creditors holding the same;

         (ix) evidence that all corporate action required to be taken by Seller, and all action required to be taken by the stockholders of Seller, has been taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby so that this Agreement and all documents executed and delivered by Seller pursuant hereto are binding and enforceable against seller;

         (x) executed copies of the consents referred to in Section 2.21 hereof;

         (xi) executed copies of all documents and agreements referred to in this Agreement or the Exhibits hereto or which are necessary or appropriate to complete the transactions contemplated by this Agreement;

         (xii)     the opinion of counsel referred to in Section 7.09 hereof;

         (xiii) all such other deeds, endorsements, assignments and other instruments which are necessary to vest in Buyer good and marketable title to the Assets; and

         (xiv) all other previously undelivered documents required to be delivered by Seller to Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement.

    (c)  At the Closing, Buyer will deliver to Seller:

         (i) executed assumptions of the Lease and the Instrument of Assumption of Liabilities in the respective forms of Exhibits I and J hereto;

         (ii) the Purchase Price less the Escrow Funds referred to in Section 1.06;

         (iii) executed copies of all documents and agreements referred to in this Agreement or the Exhibits hereto or which are necessary or appropriate to complete the transactions contemplated by this Agreement;

         (iv) evidence that all corporate action required to be taken by Buyer has been taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby so that this Agreement and all documents executed and delivered by Buyer pursuant hereto are binding and enforceable against Buyer;

         (v)  the opinion of counsel referred to in Section 6.07 hereof; and

         (vi) all other previously undelivered documents required to be delivered by Buyer to Seller at or prior to the Closing.

    (d)  At the Closing, Buyer will deliver to the Escrow Agent the Escrow
Fund.

    1.09. FURTHER ASSURANCES. After the Closing, Seller shall from time to time, at the request of Buyer and at the sole cost and expense of Seller, execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Assets (including, without limitation, reasonable assistance in the collection (Seller shall be reimbursed by Buyer for reasonable out of pocket expenses in connection with any such collection) or reduction to possession of any of such Assets). After the Closing, Buyer shall from time to time, at the request of Seller and at the sole cost and expense of Buyer, execute and deliver such other instruments and take such other actions as Seller may reasonably request, in order to more effectively consummate the transactions contemplated hereby.

    1.10. MAIL RECEIVED AFTER CLOSING. Following the Closing, Buyer may receive and open all mail addressed to the Headquarters or Seller which relates to the Assets or the Business and deal with the contents thereof to the extent that such mail and the contents thereof relate to the Assets or the Business and any of the obligations or liabilities assumed by Buyer pursuant to this Agreement.

    1.11. BOOKS AND RECORDS. The Seller will leave at the Headquarters all business books and records relating to the business or the Assets prior to the Closing Date, including all Corporate Records and all invoices, purchase orders and other records which may be necessary or useful to enable Buyer to service its current and prospective customers and accounts of the Business. Such business records may be in the form of written documents or computer disks. After the Closing Date, Buyer agrees to allow Seller access to such business records at Buyer's headquarters for legitimate business purposes not adverse to Buyer's business interests upon reasonable notice. Buyer agrees to retain all business books and records for a period of at least seven years following the Closing Date.

                                      ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Buyer as follows:

    2.01. CORPORATE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Seller is duly qualified or licensed to do business as a foreign corporation in all jurisdictions in which the ownership of property or the conduct of its business requires such qualification except jurisdictions in which Seller's failure to qualify to do business will have no material adverse effect on the business, prospects, operations, properties, assets or condition (financial or otherwise) of Seller (a "Material Adverse Effect"). The copies of the Certificate of Incorporation and By-Laws of Seller heretofore delivered to Buyer are complete and correct copies of such instruments as presently in effect.

    2.02. AUTHORIZATION. Seller has full corporate power and authority to enter into and perform its obligations under this Agreement, to sell, assign, transfer, convey and deliver the Assets pursuant to this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

    2.03. OWNERSHIP OF CAPITAL STOCK. As of the date of this Agreement, all of the authorized, issued and outstanding capital stock of Seller is owned by Victory International, Inc., a Delaware corporation ("Victory International"), which is a wholly-owned subsidiary of Middleby, Middleby is a wholly-owned subsidiary of The Middleby Corporation, a Delaware corporation.

    2.04. SUBSIDIARIES AND AFFILIATES. Seller does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or assets other than the Business and the Assets.

    2.05. NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-Laws of Seller, or, except as specified in Section 2.05 of the Disclosure Schedule, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien (as hereinafter defined) upon any Assets under any agreement or commitment to which Seller is a party or by which Seller is bound, or to which the property of Seller is subject, or violate any statute or law or any judgement, decree, order, regulation or rule of court or governmental authority.

    2.06. FINANCIAL STATEMENTS. Seller has heretofore delivered to Buyer: the Preliminary Balance Sheet and an unaudited statement of income for the eleven months ended on November __, 1996 (the "Preliminary Income Statement" and together with the Preliminary Balance Sheet, the Additional Financial Statements and the Closing Balance Sheet, the "Financial Statements"). The respective balance sheet portions of the Financial Statements and the notes thereto fairly present the assets, liabilities and financial condition of Seller as at the respective dates thereof, and the respective statement of income portions of the Financial Statements and the notes thereto fairly present the results of operations for the period therein referred to, all in accordance with GAAP consistently applied throughout the periods.

    2.07 NO UNDISCLOSED LIABILITIES. Seller does not have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the Financial Statements except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the Preliminary Balance Sheet and which are reflected or reserved against in the Closing Balance Sheet; and the reserves reflected in the Financial Statements are adequate, appropriate and reasonable.

    2.08. ACCOUNTS RECEIVABLE. All accounts receivable of Seller, whether reflected in the Financial Statements or otherwise, represent sales actually made in the ordinary course of business of Seller in accordance with its normal credit policies, and are current and collectible net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated consistent with past practice). Subject to such reserve, each of the accounts receivable either has been collected in full or will be collected in full, without any set-off, within 90 days after the day on which it became due and payable.

    2.09. INVENTORIES. Except as set forth in Section 2.09 of the Disclosure Schedule; (i) all of the Inventory consists of a quality and quantity usable and salable in the ordinary and usual course of business, except for items which are Obsolete or Excess, all of which have been written off for purposes of the Financial Statements; (ii) all inventories not written off have been reflected on the Financial Statements at the lower of cost or market; (iii) the quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not Excess, but are reasonable and warranted in the present circumstances of Seller; and (iv) all work in process and finished goods inventory is free of any defect or other deficiency other than as set forth in the warranty reserves in the Financial Statements.

    2.10. ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Section 2.10 of the Disclosure Schedule, since the date of the Preliminary Balance Sheet, Seller has not:

    (a) Suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

    (b) Incurred any liabilities or obligations absolute, accrued, contingent or otherwise except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $25,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves:

    (c) Paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice or liabilities and obligations reflected or reserved against in the Preliminary Balance Sheet or incurred in the ordinary course of business and consistent with past practice.

    (d) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

    (e) Written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

    (f) Canceled any debts or waived any claims or rights of substantial value;

    (g) Sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except (i) in the ordinary course of business and consistent with past practice and (ii) for the pending sale of the Headquarters to Vineland Construction Co. ("Vineland"), a New Jersey corporation (the "Headquarters Sale/Leaseback);

    (h) Disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed to any person other than representatives of Buyer any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

    (i) Granted any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee other than annual increases in accordance with past practices;

    (j) Made any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $50,000 for additions to property, plant, equipment or intangible capital assets;

    (k) Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly any shares of capital stock or other securities of Seller;

    (l)  Made any change in any method of accounting or accounting practice;

    (m) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its affiliates, including Middleby or any of its affiliates: or

    (n) Agreed, whether in writing or otherwise, to take any action described in this Section

    2.11. TITLE TO PROPERTIES: ENCUMBRANCES. Seller has good, valid and marketable title to all the properties and assets which it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all of the Assets and the properties and assets reflected the Financial Statements (except for persona l property having an aggregate book value not in excess of $100,000 sold since the date of the Preliminary Balance Sheet in the ordinary course of business and consistent with past practice).
All properties and assets reflected in the Financial Statements are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements ("Liens"), except, with respect to all such properties and assets: (a) Liens shown on the Financial Statements as securing specified liabilities or obligations with respect to which no default exists: (b) Liens for current taxes not yet due: and
(c) Liens securing indebtedness to Northwestern Mutual Life Insurance Company and Sanwa Business Credit Corporation. The Assets being purchased by Buyer pursuant to this Agreement include all rights, properties and other assets necessary to permit Seller or Buyer, following the purchase by Buyer of the Assets pursuant to this Agreement, to conduct the Business in all material respects in the same manner as Seller's business has been conducted prior to the date hereof. The Bill of Sale and the endorsements, assignments and other instruments to be executed and delivered to Buyer by Seller at the Closing will be valid and binding obligations of Seller enforceable in accordance with their terms, and will convey to Buyer good and valid title to all the Assets.

    2.12. LEASES. Section 2.12 of the Disclosure Schedule contains a list of all leases pursuant to which Seller leases real or personal property. Except as set forth in Section 2.12 of the Disclosure Schedule, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by Seller thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

    2.13. TAXES. Seller has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls of any of them); the reserves for taxes reflected in the Financial Statements are adequate and there are no tax liens upon any property or assets of Seller except liens for current taxes not yet due. The federal income tax returns of Seller have been examined by the Internal Revenue Service and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any tax liability with respect to the periods which have not been audited by the Internal Revenue Service. Except to the extent set forth in Section 2.13 of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal income tax return for any period. Copies of all income tax returns for Seller in respect of all years not barred by the statute of limitations have heretofore been delivered by Seller to Buyer and all such returns are listed in Section 2.13 of the Disclosure Schedule.

    2.14. CONTRACTS AND COMMITMENTS. Except as set forth in Section 2.14 of the Disclosure Schedule.

    (a) Seller has no agreements, contracts, commitments or restrictions which are material to its business, operations or prospects or which require the making of any charitable contribution;

    (b) No purchase contracts or commitments of Seller continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of business or at any excessive price;

    (c) Seller has no outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 90 days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

    (d)  Seller has no collective bargaining or union contracts or agreements;

    (e) Seller is not in default, nor does it know of any basis for any valid claim of default, under any contract made or obligation owed by it;

    (f) Seller is not restricted by agreement from carrying on its business anywhere in the world;

    (g) Seller has no debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

    (h) Seller has no agreements or contracts obligating it to pay or supply products or services in an amount in excess of $250,000.

    (i) Seller has no power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

    2.15.     CUSTOMERS AND SUPPLIERS.  Except to the extent set forth in
Section 2.15 of the Disclosure Schedule, there has not been any material adverse change in the business relationship of Seller with any of the ten largest customers or suppliers of Seller.

    2.16. ORDERS, COMMITMENTS AND RETURNS. Section 2.16 of the Disclosure Schedule set forth as of November 23, 1996 each claim against Seller to return in excess of an aggregate of $25,000 of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

    2.17. AGREEMENTS IN FULL FORCE AND EFFECT. All contracts, agreements, plans, leases, policies and licenses referred to in the Disclosure Schedule are valid and in full force and effect, and true copies thereof have been heretofore made available to Buyer.

    2.18. INSURANCE. Section 2.18 of the Disclosure Schedule contains a list or copies of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by Seller. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which Seller is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of Seller; will remain in full force and effect through the respective dates set forth in Section 2.18 of the Disclosure Schedule without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Section 2.18 of the Disclosure Schedule identifies all risks which Seller, its Board of Directors or officers have designated as being self insured. Seller has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

    2.19. EMPLOYEE BENEFIT PLANS. Except as set forth in Section 2.19 of the Disclosure Schedule, Seller has no bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option or any other fringe benefit plan, arrangement or practice, whether formal or informal. Section 2.19 of the Disclosure Schedule contains a list or copies of official documentation of each bonus, deferred compensation, pension, profit-sharing or retirement plan or arrangement, and each other fringe benefit plan, of Seller, whether formal or informal. The Financial Statements reflect in the aggregate an accrual of all amounts accrued but unpaid under the aforesaid plans and arrangements as of the dates of such Financial Statements. Seller has no commitment, whether formal or informal and whether legally binding or not, to create any additional such plan or arrangement.

    2.20. LITIGATION. Except as set forth in Section 2.20 of the Disclosure Schedule, there is no action, suit, inquiry, proceeding or investigation by or before any court of governmental or other regulatory or administrative agency or commission pending or, to the best knowledge of Seller, threatened against or involving Seller, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby; and Seller does not know or have any reason to know of any valid basis for any such action, proceeding or investigation. Except as set forth in Section 2.20 of the Disclosure Schedule. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

    2.21. CONSENTS. Except as set forth in Section 2.21 of the Disclosure Schedule, no consent of any person is necessary to the consummation of the transactions contemplated hereby or to Buyer's operation of the Business in substantially the same manner as it is currently being conducted by Seller, including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from government agencies, whether federal, state or local.

    2.22. COMPLIANCE WITH LAW. Except as set forth in Section 2.22 of the Disclosure Schedule, the operations of Seller have been conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over Seller, including without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. Seller has not received any notification of any uncured asserted present or past failure by Seller to comply with such laws, rules or regulations.

    2.23 BROKERS AND FINDERS. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

    2.24 PERSONNEL. Section 2.24 of the Disclosure Schedule sets forth a true and complete list of:

    (a)  the names and current salaries of all directors and officers;

    (b)  all labor union contracts; and

    (c) all group insurance programs in effect for employees of Seller. Seller is not in default with respect to any of its obligations referred to in the preceding sentence.

    2.25. ENVIRONMENTAL MATTERS. Except as set forth in Section 2.25 of the Disclosure Schedule (a) The Assets comply with all environmental laws, ordinances, rules, permits and regulations including, without limitation, those relating to hazardous or toxic materials and occupational safety and health; and

    (b) There is not present in, on, at or beneath the Assets (i) any toxic or hazardous materials (including, without limitation, ureaformaldehydes, PCB's, asbestos or asbestos containing materials) or (ii) any underground storage tanks.

    2.26. PRODUCTS LIABILITY. Except as set forth in Section 2.26 of the Disclosure Schedule or reflected in the Financial Statements under the liability item "Accrued Warranty," there is not action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best knowledge of Seller, threatened against or involving Seller relating to any product alleged to have been manufactured or sold by Seller and alleged to have been defective, or improperly designed or manufactured, nor does it know of any valid basis for any such action, proceeding or investigation.

    2.27. KNOW-HOW, TRADEMARKS, PATENTS. Seller owns or is licensed to use the inventions, processes, know-how, formulas, trade secrets, patents, trademarks, trade names, brand names and copyrights sufficient to conduct, as presently conducted, the Business without infringement of or conflict with any rights of third parties. No claims have been asserted by any third party based on the use by, or challenging the ownership of, Seller of any patents, trademarks, trade names and copyrights, any applications therefor or with respect to any agreement or license relating to technology, know-ow or processes which Seller is licensed for or uses.

    2.28. LABOR MATTERS. Except as set forth in Section 2.28 of the Disclosure Schedule, there are not in existence any (a) work stoppages respecting employees of Seller, (b) grievance or arbitration proceedings arising out of collective bargaining agreements to which Seller is a party, (c) unfair labor practice complaints against Seller, (d) statutes, contracts or agreements domestic or foreign which will obligate Seller or, following the Acquisition, Buyer to make any severance payments which will obligate Seller or, following the Acquisition, Buyer to make any severance payments as a consequence of the Acquisition, or (e) representations, claims or petitions pending before the National Labor Relations Board, and no questions concerning representation exist with respect to employees of Seller. All collective bargaining agreements to which Seller is a party or by which it is bound or its employees are covered are set forth in Section 2.28 of the Disclosure Schedule.

    2.29. DISCLOSURE. No representations or warranties by Seller in this Agreement and no statement contained in any document (including, without limitation, the Financial Statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by Seller to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                     ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Seller as follows:

    3.01. CORPORATE ORGANIZATION. Buyer is limited liability company duly organized validly existing and in good standing under the laws of the State of Delaware.

    3.02. AUTHORIZATION. Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The members of Buyer have taken all action required by law, its Certificate of Formation and Limited Liability Company Agreement or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement has been duly executed and delivered by Seller, is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    3.03. NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Certificate of Formation or Limited Liability Company Agreement of Buyer, or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to any agreement or commitment to which Buyer is a party or by which Buyer is bound, or violate any statute of law or any judgment, decree, order, regulation or rule of any court or governmental authority.

    3.04. BROKERS AND FINDERS. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

    3.05. CONSENTS. No consent of any person is necessary to the consummation of the transactions contemplated hereby.

                                      ARTICLE IV

                       COVENANTS AND OTHER AGREEMENTS OF SELLER

    Seller hereby covenants and agrees with Buyer as follows:

    4.01. FULL ACCESS. Seller shall afford to Buyer, its counsel, accountants and other representatives, full access to the plants, offices, warehouses, properties, books and records of Seller in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of Seller. Seller shall cause its officers, attorney and accountants to furnish such additional financial and operating data and other information as Buyer shall from time to time request provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Seller.

    4.02. CONSENTS. Seller will obtain prior to the Closing, at no cost to Buyer, all consents which are necessary, or have been reasonably requested by Buyer, to the purchase of the Assets and the consummation of the other transactions contemplated hereby, including, without limitation: (i) the consent of each person holding a Lien on real property or personal property owned or leased by Seller: (ii) the consent of each lessor of real or personal property leased by Seller, including the consent to the assignment of the Lease; (iii) the approval of Victory International, the sole stockholder of Seller, and (iv) all other consents referred to in Section 2.21 hereof. Seller shall pay any fees or expenses incurred in obtaining any consents, including the consent to the assignment of the Lease. All such consents will be in writing and executed counterparts thereof will be delivered to Buyer at or prior to the Closing.

    4.03. SUPPLEMENTS TO DISCLOSURE SCHEDULE. From time to time prior to the Closing, Seller will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Buyer specifically agrees thereto in writing.

    4.04. ADDITIONAL FINANCIAL STATEMENTS. From the date hereof to the Closing Date, Seller shall furnish Buyer with the balance sheet and income statement, in form and substance similar to those previously delivered pursuant to Section 2.06 hereof, as of the last day of each calendar month, and for the respective one month period ended on each such respective date, each certified by the Chief Financial Officer of Middleby, within ten business days after the end of each calendar month (the "Additional Financial Statements").

    4.05. EXCLUSIVITY. (a) Beginning on the date of this Agreement and ending thirty (30) days after the Termination Date (as hereinafter defined) (the "Exclusivity Period"), Middleby, Seller and their respective affiliates shall cease to have any discussions with parties other than Buyer concerning any merger, sale of stock, sale of assets (other than non-material assets in the ordinary course of business and consistent with past practice), disposition or refinancing of any indebtedness of Seller or any similar transaction involving Seller (all of the foregoing such transactions being referred to herein as "Acquisition Proposals" is provided, that the negotiation, execution or performance of the Headquarters Sale Leaseback shall not be deemed to be a violation of the foregoing restriction. During the Exclusivity Period, Middleby, Seller and their respective affiliates will not, and they will use their best efforts to cause their respective directors, officers, employees and agents not to, directly or indirectly, engage in, solicit, encourage or initiate any discussions with, or provide any information regarding Seller or its business or operations or this Agreement or the transactions contemplated hereby to any corporation, partnership, person or other entity or group, other than Buyer and its officers, employees and agents, concerning any Acquisition Proposals. Seller will immediately notify Buyer if it receives an offer from any other party to engage in an Acquisition Proposal.

    (b) Seller and Middleby jointly and severally agree to promptly pay Buyer as liquidated damages a fee in the amount specified in paragraph 4.05(c) hereof if the Acquisition is abandoned or terminated by Seller for any reason prior to the end of the Exclusivity Period. Seller shall be deemed to have abandoned or terminated the Acquisition if and only if it or Middleby has entered into any non-binding agreements in principle, non-binding letters of intent or any other preliminary or definitive agreements with any party other than Buyer relating to any Acquisition Proposal prior to the end of the Exclusivity Period, or Middleby or Seller has otherwise violated any provision of Section 4.05 hereof.

    (c) The fee payable pursuant to paragraph 4.05(b) above will be an amount in cash equal to all out of pocket expenses incurred by Buyer and its affiliates, including fees and expenses of legal counsel, and investment banking and bank commitment fees, plus the greater of $300,000 or fifteen percent of the proposed Total Value of any Acquisition Proposal. The term "Total Value" shall mean any cash or other consideration paid or offered by any potential buyer or its affiliates in connection with an Acquisition Proposal plus any debt or other long-term liabilities of Seller or Middleby proposed to be assumed by such potential buyer or its affiliates in connection with An Acquisition Proposal.

    4.06. MIDDLEBY INVESTMENT. Middleby agrees that it shall, no less than six weeks prior to the expected Closing Date, make a cash investment into Seller in an amount sufficient to enable

Seller to pay all accounts payable which are more than 75 days past due on that date. Middleby further agrees that it shall, no less than least two weeks prior to the expected Closing Date, make an additional cash investment into Seller in an amount sufficient to enable Seller to pay all accounts payable which will be more than 60 days past due on the Closing Date.

    4.07. NON-COMPETITION. Neither Middleby nor Seller, nor any subsidiary in which either Middleby or Seller own or control, directly or indirectly, 20% or more of the equity in the aggregate, shall compete with Buyer for five years following the Closing Date for business with Seller's existing and prospective customers in North and South America in the manufacture and sale of foodservice refrigeration equipment and beverage refrigeration equipment, including any of the product lines which Seller now manufactures, sells, and/or distributes (the undertaking of Middleby and Seller in the preceding sentence is hereinafter referred to as "Seller's Non-Compete"). Seller's Non-Compete is void and of no further effect if (i) Middleby merges with or is acquired by an existing competitor of Seller; provided, that the consolidated revenues of such competitor shall at least be equal to 75% of the trailing twelve month consolidated revenues of Middleby, (ii) Buyer's Non-Compete (as hereinafter defined) is rendered and of no further effect or (iii) Seller or Middleby requires an existing competitor of Buyer if less than 40% of such acquiree's revenues are derived from product lines covered by the foregoing clauses (a) and
(b); provided, that until the second anniversary of the Closing Date, in the event that in excess of 20% of such acquiree's revenues are derived from product lines covered by the foregoing clauses (a) and (b), then Middleby and Seller jointly and severally agrees to promptly pay to Buyer as liquidated damages a lump sum payment equal to $500,000 multiplied by the number of years for partial years ) remaining of Seller's Non-Compete.

    4.08. COVENANT TO SATISFY CONDITIONS. Each of Seller and Middleby will use its best efforts to insure that the conditions set forth in Article VII hereof are satisfied, insofar as such matters are within its control.

    4.09. DELIVERIES. Promptly following the execution of this Agreement, Seller agrees to deliver to Buyer summaries of all insurance policies and copies of all contracts, agreements, union agreements and employee benefit plans referenced in Sections 2.12, 2.14, 2.19 and 2.28 of the Disclosure Schedule.

    4.10. CERTIFICATES. At the Closing, Seller will furnish Buyer with such certificates of Seller's officers to evidence compliance with the covenants set forth in this Article IV as may be reasonably requested by Buyer.

    4.11. TRADE SHOWS. Seller and Middleby agree that for a period of one year following the Closing Date, Buyer shall be allowed to participate in all national and major regional trade shows in which Middleby or its affiliates participate, and that Buyer shall be allocated substantially the same space and placement in such shows as Seller has used in the two years preceding the Closing Date; provided, that in the event that Seller and/or Middleby in such show due to the rules governing such show, then Seller and Middleby are only required to use best efforts to allow

Buyer to participate in such show with Middleby. Buyer agrees to reimburse Seller and Middleby for any out of pocket costs incurred in connection with space used by Buyer.

    4.12. USE OF NAME. Seller agrees to bring to the Closing an executed Amendment to its Certificate of Incorporation changing is name so that the name "Victory Refrigeration Company" becomes available for use by Buyer. Seller and Middleby also agree to make available to Buyer any other names used by Seller that incorporate the word "Victory." Seller understands and agrees that within one day following the Closing Date that Buyer shall file such Amendment with the State of Delaware and shall simultaneously change the name of Buyer to "Victory Refrigeration Company LLC." Seller and Middleby agree to file any other appropriate documentation necessary or appropriate to abandon Seller's or Middleby's use of such name or names with the States of Delaware and New Jersey and any other jurisdiction in which Seller or Middleby uses any name incorporating the word "Victory."

    4.13. USE OF SUPPLIES. Subject to Section 1.01(x) hereof, Seller agrees that following the Closing Date Buyer may use such supplies, packaging materials and inventory that bear the name "Middleby" that Buyer has purchased from Seller on the Closing Date provided, that Buyer shall not be entitled to sue Middleby stationary or represent to others that it is acting on Middleby's behalf this shall not entitle Buyer to produce any new materials using the "Middleby" name.

    4.14. BULK TRANSFER LAWS. Seller hereby covenants to comply with the provisions of any bulk transfer law of any applicable jurisdiction in connection with the sale of the Assets to Buyer.

    4.15. ESTOPPEL CERTIFICATE. Seller hereby covenants to request that Vineland or any other purchaser of the Headquarters sign an estoppel certificate containing such terms and representations as are customary in connection with an assignment and assumption of a lease and the other transactions contemplated by this Agreement.

    4.16. PROFIT SHARING PLAN. Seller and Middleby each hereby covenants to direct the appropriate third parties to have all employees of Seller fully vested in all amounts that have been granted to such respective employees pursuant to The Middleby Corporation Profit Sharing (the "Plan"). With respect to the Plan, Seller and or Middleby hereby covenant to make the 1996 contribution to the respective accounts of Seller's employees that Seller and/or Middleby would have otherwise made in the absence of the transactions contemplated by this Agreement, and to fully vest each such employee with respect to each such respective amount.

    4.17. REMOVAL OF LIENS. Seller and Middleby agree to use best efforts to have all Liens encumbering the Assets removed contemporaneously with the Closing.

                                      ARTICLE V

                          COVENANTS AND AGREEMENTS OF BUYER

    5.01. DELIVERY OF PURCHASE PRICE. At the Closing, Buyer shall deliver to Seller or its representatives the Purchase Price minus the Escrow Fund, which Escrow Fund Buyer shall concurrently tender or deliver to the Escrow Agent.

    5.02. COVENANT TO SATISFY CONDITIONS. Buyer will use its best efforts to insure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of any of them.

    5.03. CERTIFICATES. At the Closing, Buyer will furnish Seller or its representativs with such certificates of its officers and others to evidence compliance with the covenants set forth in this Article V as may be reasonably requested by Seller or its representatives.

    5.04. NON-COMPETITION. Neither Buyer nor any subsidiary in which Buyer owns or controls, directly or indirectly, 20% or more of the equity in the aggregate, shall compete with Middleby for five years following the Closing Date for business with Middleby's existing and prospective customers in North and South America in any of the product lines which Middleby now manufactures, sells, and/or distributes (the undertaking of Buyer in the preceding sentence is hereinafter referred to as "Buyer's Non-Compete"). Buyer's Non-Compete is void and of no further effect if (i) Buyer merges with or is acquired by an existing competitor of Middleby, provided, that the consolidated revenues of such competitor shall at least be equal to 75% of the trailing twelve month consolidated revenues of Buyer, (ii) Seller's Non-Compete is rendered void and of no further effect or (iii) Buyer acquires an existing competitor of Middleby.

    5.05. PERFORMANCE OF WARRANTIES. Buyer shall assume and perform all warranty obligations of Seller or Middleby with respect to products manufactured, sold or distributed by Seller or Middleby in the course of operating the Business prior to the Closing Date.

    5.06. USE OF SUPPLIES. For up to one year following the Closing Date, Buyer agrees that Seller may use such supplies, packaging materials and inventory that bear the name "Victory"; provided, that Seller shall not be entitled to use Victory stationary or represent to others that it is acting on Victory's behalf; provided, further, that the name "Victory" cannot appear on any products produced by Seller. This shall not entitle Seller to produce any new materials using the "Victory" name.

    5.07. UNION CONTRACTS. Following the Closing Date, Buyer agrees to accept and consent to all of the terms and conditions of the union contract(s) referenced in Section 2.28 of the Disclosure Schedule.

    5.08. EMPLOYEE MATTERS. On the Closing Date, Buyer agrees to offer employment to all individuals who are employees of Seller on such date; provided, that Buyer and Seller agree that such employees will remain employees-at-will of Buyer, and Buyer may terminate the employment of such employees at any time after the Closing Date; provided, further, that this covenant shall not give rise to any rights of third parties.

    5.09. LEASE DEPOSIT. On the first anniversary of the Closing Date, Buyer shall deposit in escrow with Seller an amount equal to three months rent under the Lease as security for Seller's guarantee of Buyer's lease payments (the "Lease Deposit"). On the first day of each of the tenth, eleventh and twelfth calendar months following the first anniversary of the closing date of the Headquarters Sale/Leaseback, Seller shall pay one third of the Lease Deposit (or one-third of the any remaining amounts of the Lease Deposit in the event that Seller shall have previously paid any part of the Lease Deposit to the lessor under the Lease as a result of Buyer's failure to pay amounts due under the Lease) to the lessor under the Lease.


                                      ARTICLE VI

                          CONDITIONS TO SELLER'S OBLIGATIONS

    Each and every obligation of Seller under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by
Seller:

    6.01. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained in Article III hereof and in all certificates and other documents delivered and to be delivered by Buyer to Seller pursuant hereto or in connection with the transactions contemplated hereby shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such date except for changes expressly permitted or contemplated by the terms of this Agreement.

    6.02. PERFORMANCE. Buyer shall have entered into, performed and complied with all agreements, obligations and conditions required or contemplated by this Agreement to be entered into performed or complied with by them on or prior to the Closing Date.

    6.03. NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

    6.04. DELIVERY OF PURCHASE PRICE. Buyer shall have tendered or delivered to Seller or Seller's representatives the Purchase Price minus the Escrow Fund, which Escrow Fund Buyer shall concurrently tender or deliver to the Escrow Agent.

    6.05. CERTIFICATES. Buyer shall have furnished Seller or its representatives with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by Seller.

    6.06. WARRANT AGREEMENT; LICENSE AGREEMENT. Buyer shall have executed and delivered each of the Warrant Agreement and the Licence Agreement.

    6.07. OPINION OF BUYER'S COUNSEL. Buyer shall have delivered to Seller an opinion of counsel reasonably acceptable to Seller, dated as of the Closing Date, in form and substance satisfactory to Seller, with respect to the matters set forth on Exhibit K attached hereto.

    6.08. REIMBURSEMENT AGREEMENT. Buyer shall have executed and delivered the Reimbursement Agreement in the form of Exhibit M.

                                     ARTICLE VII

                          CONDITIONS TO OBLIGATIONS OF BUYER

    Each and every obligation of Buyer under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Buyer.

    7.01. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties contained in Article II hereof, the Disclosure Schedule and in all certificates and other documents delivered and to be delivered by Seller to Buyer pursuant hereto or in connection with the transactions contemplated hereby shall be true, complete and accurate in all material respects as of the date when made and at and the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement; PROVIDED, that notwithstanding the foregoing, this condition shall be deemed to have been satisfied if the aggregate value of all breaches of representations and warrant is less than $100,000.

    7.02. PERFORMANCE. Seller shall have entered into, performed and complied with all agreements, obligations and conditions required or contemplated by this Agreement to be entered into, performed or complied with by them on or prior to the Closing Date.

    7.03. INVESTIGATIONS. Neither any investigation of Seller by Buyer, not the Disclosure Schedule or any supplement thereto nor any other document delivered to Buyer as contemplated b this Agreement, shall have revealed any facts or circumstances which, in the good faith judgment of Buyer, reflect in a material adverse way on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects of Seller.

    7.04. CERTAIN APPROVALS. All consents from third parties and government agencies required to consummate the transaction contemplated hereby shall have been obtained and all Authorizations shall have been obtained.

    7.05. FINANCING. Buyer shall have obtained debt financing (the "Financing") of not less than the greater of: (a) seven multiplied by the sum of the Seller's most recent six months (i) net income, (ii) interest accrued or paid, (iii) taxes accrued or paid, and (iv) depreciation and amortization; or (b) the sum of (i) .85 multiplied by the Closing A/R value (as determined pursuant to this Agreement) plus (iii) .2 multiplied by the Machinery and Equipment value (as determined pursuant to this Agreement); or (c) $6,000,000. The terms of the Financing shall include terms no less favorable to Buyer than the following: (i) an average interest rate no greater than three hundred basis points over the Prime Rate, as published in the Wall Street Journal, (ii) a minimum of a five year amortization schedule and
(iii) no more than five percent of the principal due in the first year.

    7.06. NO PROCEEDING OR LITIGATION. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgement or decree which (a) in the reasonable judgement of Buyer materially impairs Buyer's ability to exercise control over or manage the business and affairs of Seller after the Closing, (b) in the reasonable judgement of Buyer might have a Material Adverse Effect on Seller or (c) has not been disclosed in the Disclosure Schedule.

    7.07. NO INJUNCTION. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided or imposing any conditions on the consummation of the transaction contemplated hereby.

    7.08. MATERIAL CHANGE. From October 26, 1996 to the Closing Date, Seller shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to the Disclosure Schedule) in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

    7.09. OPINION OF SELLER'S COUNSEL. Seller shall have delivered to Buyer an opinion of counsel reasonably acceptable to Buyer, dated as of the Closing Date. in form and substance satisfactory to Buyer, with respect to the matters set forth on Exhibit L attached hereto.

    7.10. CONSENTS OBTAINED. All consents referred to in Section 2.21 hereof shall have been obtained.

    7.11. CERTIFICATES. Seller shall have furnished Buyer or its representatives with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Buyer.

    7.12. LICENSE AGREEMENT. Seller shall have executed and delivered the License Agreement.

    7.13. BULK SALES LAWS. Any necessary periods following notice of bulk transfer shall have passed as required under applicable bulk transfer laws.

    7.14. REMOVAL OF LIENS. All Liens encumbering the Assets shall have been removed.

    7.15. NON-FOREIGN PERSON AFFIDAVIT. The Buyer shall have received a "non-foreign person affidavit" (as described in Section 1445 of the Code), dated the Closing Date, in the form of Exhibit N hereto.

                                     ARTICLE VIII

                                 CONDUCT OF SELLER'S
                             BUSINESS PENDING THE CLOSING

    Seller agrees that from the date hereof to and including the Closing Date, and except as otherwise expressly consented to or approved by Buyer in writing, it shall do as follows:

    8.01. REGULAR COURSE OF BUSINESS. Seller will carry on its business diligently and substantially in the same manner as heretofore conducted, and Seller shall not institute any new methods of manufacture, purchase, sale, lease, management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment, except in the ordinary course of business and consistent with past practice; provided, that the Headquarters Sale/Leaseback shall be deemed to be a permitted transaction for purposes of the foregoing.

    8.02. AMENDMENTS. No change or amendment shall be made in the Certificate of Incorporation or By-Laws of Seller.

    8.03. ORGANIZATION. Seller shall use its best efforts to preserve its corporate existence and business organization intact, to keep available to Buyer its officers and key employees, and to preserve for Buyer its relationship with suppliers, distributors, customers and other having business relations with it.

    8.04.     CERTAIN CHANGES.  Seller will not:

    (a) Borrow or agree any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

    (b) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liability or obligations reflected or reserved against in the Preliminary Balance Sheet or incurred in the ordinary course of business and consistent with past practice;

    (c) Permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

    (d) Terminate any contracts or agreements, or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

    (e) Dispose of or permit to lapse any rights to the use of any Intellectual Property;

    (f) Grant my bonus to any officer or employee or any increase in the compensation of any officer or employee (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any offer of employee other than annual increases in accordance with past practices;

    (g) Make any single capital expenditure or commitment in excess of $50,000 for additions to property, plant or equipment or make aggregate capital expenditures and commitments in excess of $150,000;

    (h) Sell, transfer, or otherwise dispose of any of its properties or assets (real, personal or mixed, tangible or intangible), except (i) in the ordinary course of business and consistent with past practice, (ii) for the Headquarters Sale Leaseback, or (iii) any Excess or Obsolete Inventory.

    (i) Grant or extend any power of attorney or act, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity; or

    (j)  Agree, whether in writing or otherwise, to do any of the foregoing.

    8.05. CONTRACT. No contract or commitment will be entered into and no purchase of raw materials or supplies and no sale of assets will be made, by or on behalf of Seller, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course of business and consistent with past practice, (ii) normal contracts or commitments for sale of, and normal sales of, inventory in the ordinary course of business and consistent with past practice, (iii) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice not in excess of $100,000 individually or $250,000 in the aggregate, and (iv) the Headquarters Sale/Leaseback.

    8.06. INSURANCE; PROPERTY. Seller shall adequately insure all property, real, personal and mixed, owned or leased by Seller, against all ordinary and insurable risks.

    8.07. NO DEFAULT. Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any material contract or commitment of Seller or which would cause the breach of any representation or warranty made hereunder.

    8.08. COMPLIANCE WITH LAWS. Seller shall duly comply with all laws applicable to it and its properties, operations, business and employees.

    8.09. TAX RETURNS. Seller shall prepare and file all federal, state, local and foreign tax returns and amendments thereto required to be filed by it. Seller will ensure that Buyer or its representatives shall have a reasonable opportunity to review each such return and amendment.

                                      ARTICLE IX

                                   INDEMNIFICATION

    9.01. SURVIVAL OF REPRESENTATIONS OF WARRANTIES. All representations and warranties contained in Articles II and III, except for Sections 2.08. and
2.09. shall survive the Closing and shall remain in full force and effect until the completion of the eighteen month anniversary of the Closing Date; provided, that the representations and warranties contained in Sections 2.25 and 2.26 shall survive the Closing and shall remain in full force and effect until the fifth anniversary of the Closing Date. Notwithstanding the foregoing and subject to the other provisions of this Article IX, including Sections 9.03., 9.04., 9.05. hereof, the representations and warranties (i) relating to liabilities for which reserves of at least $1.00 are reflected on the Closing Balance Sheet or (ii) contained in Sections 2.08. and 2.09. shall survive the Closing and shall remain in full force and effect until the end of the Adjustment Period.

    9.02. GENERAL INDEMNITY. After the Closing Date, each party hereto shall indemnify (the "Indemnifying Party") and hold the other party hereto, as appropriate (the "Indemnified Party"), harmless to the extent provided in this
Article IX from and against any and all losses, damages, liabilities, claims, demands, judgements, settlements, costs and expenses of any nature whatsoever (including reasonable attorneys' fees and expenses) ("Losses") resulting from or arising out of (i) any breach of any representation or warranty of the Indemnifying Party contained in Articles II or III, as the case may be, (ii) the nonperformance, partial or total, of any covenant or agreement of the Indemnifying Party contained in this Agreement, to the extent not waived by the Indemnified Party: provided, that no indemnification shall be payable in respect of any Losses of the Indemnified unless the aggregate amount of such Losses exceeds $20,000, but once Losses exceed such amount the Indemnified Party shall be entitled to recover for the entire amount of Losses. For purposes of Sections 9.03. 9.04. and 9.05(a) and the other provisions (other than Section 9.05(b)) of this Article IX. Seller shall be deemed to be the Indemnifying Party and Buyer shall be deemed to be the Indemnified Party. For purposes of
Section 9.05(b), Buyer shall be deemed to be the Indemnifying Party and Seller shall be deemed to be the Indemnified Party.

    9.03. NON-ASSUMED LIABILITIES. Seller shall indemnify, reimburse, defend and hold harmless Buyer for, from and against any and all Losses incurred by Buyer resulting from any liabilities of Seller or any liability to which any Asset may be subject or causes of action arising against Seller or the Assets prior to the Closing date, other than any Losses resulting from the Assumed Liabilities.

    9.04. ENVIRONMENTAL CLAIMS. Seller agrees to indemnify, reimburse, defend, and hold harmless Buyer for, from and against all Losses incurred by Buyer under any environmental protection and pollution control laws or resulting from or in connection with damage or pollution to the environment arising from events, operations or activities of Seller or its predecessors prior to the Closing Date or from conditions or circumstances existing at or prior to the Closing Date as a result thereof.

    9.05. PRODUCT LIABILITY CLAIMS. (a) Seller agrees to indemnify, reimburse, defend and hold harmless Buyer for, from and against all Losses incurred by Buyer as a result of any products (i) sold or distributed by Seller on or prior to the Closing Date, or (ii) that are finished goods on the Closing Date ("Seller's Finished Goods"); provided, that the foregoing indemnity shall not obligate Seller to indemnify Buyer for products repaired or replaced after the Closing Date under warranties granted in connection with the sale of such products.

    (b) Buyer agrees to indemnify, reimburse, defend and hold harmless Seller for, from and against all Losses (i) incurred by Seller as a result of any products manufactured, sold or distributed (other than Seller's Finished Goods) by Buyer after the Closing Date, including, but not limited to, inventory and work-in-process purchased by Buyer from Seller or (ii) resulting from products repaired or replaced after the Closing Date under warranties granted in connection with the sale of such products.

    9.06. LIMITATIONS ON INDEMNIFICATION. (a) Losses resulting from the breach or nonperformance by an Indemnifying Party of a representation, warranty, covenant or agreement shall be limited to the amount of actual damages sustained by the Indemnified Party by reason of such breach or nonperformance net of any current tax benefits realized by the Indemnified Party.

    (b) No party hereto shall be entitled to make any claim for indemnification under Section 9.02, with respect to the breach of any particular representation and warranty contained herein, after the date on which such representation and warranty ceases to survive pursuant to Section 9.01 or with respect to any covenant or agreement to be performed prior to the Closing Date, more than two years after the Closing Date; PROVIDED, HOWEVER, that, if prior to the date on which such representation and warranty ceases to survive, the Indemnifying Party shall have received written notification of a claim for indemnity hereunder specifying the facts on which such claim is based, and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue as a basis for indemnity until it is finally resolved or disposed of, without regard to any applicable statutes of limitation or limitations imposed by this Agreement.

    9.07. THIRD PARTY CLAIMS. If a claim by a third party is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party of such claim. Notwithstanding anything herein to the contrary, if the relief sought or the allegations made by the third party, if proven would result in a Material Adverse Effect on the Indemnified Party, then the Indemnified Party may, at its option, undertake, conduct and control the defense (but not the settlement) of a third party claim, and the Indemnified Party shall retain its right to receive indemnification from the Indemnifying Party; PROVIDED, that in the event that Indemnifying Party determines to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, then the terms of this sentence shall be superseded by the other terms of this Section
9.07. The Indemnifying Party shall have thirty days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; PROVIDED, THAT, (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party and (ii) the Indemnifying Party shall promptly reimburse the Indemnified Party for the full amount of any Loss resulting from such claim and all related expenses incurred by the Indemnified Party within the limits of this Article IX, net of any tax benefits realized by the Indemnified Party as a result of such loss and expenses. If and to the extent any such tax benefit has not been realized at the time of such reimbursement, such tax benefit shall not reduce the amount of such reimbursement, but the Indemnified Party shall pay to the Indemnifying Party the amount of such tax benefit at such time as and to the extent that the Indemnified Party realizes such tax benefit. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty days after the receipt of the Indemnified Party's notice of claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the Indemnifying Party.


                                      ARTICLE X

                             TERMINATION AND ABANDONMENT

    10.01. METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandons at any time before the Closing:

    (a)  By mutual consent of Buyer and Seller; or

    (b) By Buyer on or after February 28, 1997, or such later date as may be established pursuant to Section 1.08 hereof (the "Termination Date"), if any of the conditions provided for in Article VII of this Agreement shall not have been met or waived in writing by Buyer prior to such date; or

    (c) By Seller on or after the Termination Date, if any of the conditions provided for in Article VI of this Agreement shall not have been met or waived in writing by Seller prior to such date.

    10.02. PROCEDURE UPON TERMINATION. In the event of termination and abandonment by Buyer or Seller pursuant to Section 10.01 hereof, written notice thereof shall forthwith be given to the other parties hereto and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Seller or Buyer. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

    (a) Each party will redeliver all documents, work papers and other materials and property of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

    (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in accordance with Section 11.01 hereof; and

    (c) No party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in subparagraphs (a) and (b) of this Section 10.02.


                                      ARTICLE XI

                       MISCELLANEOUS AGREEMENTS AND PROVISIONS

    11.01. Non-Disclosure. (a) The parties hereto agree that the information contained in this Agreement and the letter of intent dated as of November 1, 1996 (the "Letter of Intent") by and between Seller, Buyer and Middleby, among others, is confidential and except as may be required by law, civil investigative demand, subpoena or other similar process or as required for transferring Authorizations or Contracts, each party hereto agrees not to disclose to any person (excluding its and its affiliate's directors, key employees, potential lenders, potential investors, legal counsel, accounts, consultants and representatives, only to the extent that such individuals need to know such confidential information) the existence or substance of any discussions or negotiations that are or have taken place between the parties hereto (including the identity of any of the principals of Buyer), any of the terms or conditions of the Letter of Intent, this Agreement or any amendments, supplements or modifications hereto or thereto or any information furnished in connection with this Agreement or the transactions contemplated hereby.

    (b)  No information will be deemed confidential and subject to this Section
11.01 if it is developed independently by any party, was available to any party prior to the date of the Letter of Intent, or becomes generally available to the public other than as a result of a breach by a party of its obligations hereunder. Middleby, Seller and Buyer shall use all confidential information solely for the purpose of completing the transactions contemplated by this Agreement.

    (c) The provisions of this Section 11.01 shall survive the termination of this Agreement for a period of one year following any such termination.

    11.02 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the parties hereto or their representatives at any time prior to the Closing with respect to any of the terms contained herein.

    11.03. WAIVER OF COMPLIANCE. Any failure of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the parties hereto or their representatives, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    11.04. EXPENSES. Except as otherwise set forth herein, each party hereto agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it including, without limitation, all fees and expenses of counsel, financial advisors, actuaries and accounts, provided, that in the event that any party hereto takes legal action in connection with this Agreement or the transactions contemplated hereby, the prevailing party in such action shall have all of its costs and expenses, including fees and expenses of legal counsel, paid or reimbursed by the party whose requested relief from the court, arbitrator or mediator overseeing the litigation, arbitration or mediation is the furthest away in dollar terms from the final determination of such court, arbitrator or mediator. In the event that Buyer takes legal action in connection with this Agreement prior to the Closing, and Middleby or Seller is the prevailing party and Buyer has insufficient funds to cover the foregoing expenses, such expenses shall be paid by Hank Schmitz, Brian C. Flynn, Jr. and Keith D. Jue on a pro rata basis based on their respective equity positions in Buyer.

    11.05 NOTICES. All notices, request, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

    (a)  If to Seller, to:

         The Middleby Corporation
         1400 Toastmaster Driver
         Elgin, IL 60120
         Attention: John Hastings

         with a copy to:

         D'Ancona & Pflaum
         30 North LaSalle
         Suite 2900
         Chicago, IL 60602
         Attention: Nick Sack

or to such other person or address as Seller shall furnish to Buyer in writing.

    (b)  If to Buyer, to:

         Victory Refrigeration Company LLC
         110 Woodcrest Road
         Cherry Hill, NJ 08003
         Attention: Eileen Kuriskin

         with a copy to:

         Columbia Equity Partners
         310 Madison Avenue, Suite 1514
         New York, NY 10017
         Attention: Keith D. Jue

or to such other person or address as Buyer shall furnish to Seller in writing.

    11.06 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights, interests or obligations hereunder may be assigned to any of the parties hereto to any affiliate of such party without the prior written consent of the other parties, which assignment shall not relieve assignee of its respective obligations or liabilities hereunder. Buyer's rights to indemnification under this Agreement may be assigned by the Buyer to the financial institution(s) providing Buyer with the Financing without the prior written consent of Seller.

    11.07 PUBLICITY. No party hereto shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

    11.08 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

    11.09. COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.10 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

    11.11 ENTIRE AGREEMENT. This Agreement, including the Financial statements, the exhibits and schedules hereto, including the Disclosure Schedule and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including the Letter of Intent.

    11.12 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                  VICTORY ACQUISITION GROUP LLC



                                  By:    /s/ Harold R. Schmitz
                                       --------------------------------
                                         Name: Harold R. Schmitz
                                         Title: President


                                  VICTORY REFRIGERATION COMPANY



                                  By:    /s/ John J. Hastings
                                       --------------------------------
                                         Name: John J. Hastings
                                         Title: Vice President



                                  Accepted with respect to those Sections
                                  in which it is specifically referenced.

                                  MIDDLEBY MARSHALL INC.

                                  By:    /s/ John J. Hastings
                                       --------------------------------
                                         Name: John J. Hastings
                                         Title: Executive Vice President


Accepted personally with respect to the last sentence of section 11.04 only:



     /s/ Hank Schmitz
-------------------------------
Hank Schmitz




     /s/ Brian C. Flynn, Jr.
-------------------------------
Brian C. Flynn, Jr.



     /s/ Keith D. Jue
-------------------------------
Keith D. Jue